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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2005

Huntsman LLC

(Exact name of registrant as specified in its charter)

Utah (State or other jurisdiction of incorporation)	333-112279 (Commission File Number)	87-0533091 (IRS Employer Identification No.)
500 Huntsman Way Salt Lake City, Utah (Address of principal executive offices)	84108 (Zip Code)

Registrant's telephone number, including area code: (801) 584-5700

Not applicable
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

        In connection with our issuance on June 22, 2004 of $400 million of senior notes, consisting of $300 million of senior unsecured notes, which bear interest at 11.5% and mature on July 15, 2012 (the "Fixed Rate Notes"), and $100 million of senior unsecured floating rate notes, which bear interest at a rate equal to LIBOR plus 7.25% and mature on July 15, 2011, we and the guarantors of the notes entered into a registration rights agreement with the initial purchasers of the notes. Under the terms of the agreement, we were required to file a registration statement relating to an exchange offer for the notes on or before November 19, 2004 (the "Filing Date"). Because we did not file the registration statement by the Filing Date, we were required to pay additional interest on the notes at a rate of 0.25% per year for the first 90 day period following the Filing Date, and this rate increased to 0.50% per year for the second 90 day period following the Filing Date, beginning February 17, 2005. We expect to file the registration statement during the second quarter of 2005.

        We have called $78 million (or 26%) of the Fixed Rate Notes for redemption on March 14, 2005 and $24 million (or 8%) of the Fixed Rate Notes for redemption on March 17, 2005. The conditions to these redemptions have been satisfied.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTSMAN LLC
/s/ SEAN DOUGLAS SEAN DOUGLAS Vice President and Treasurer

Dated: February 24, 2005

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  Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
SIGNATURES